Exhibit 99.1

Investor Contact:	Media Contact:
EVC Group, Inc.	EVC Group, Inc.
Julie Huang	Julie Huang
(646) 443-6963	(646) 443-6963
Douglas Sherk	Advance Auto Parts
(415) 896-6820	Shelly Whitaker. APR
(540) 561-8452

DARREN R. JACKSON APPOINTED PRESIDENT & CEO OF ADVANCE AUTO PARTS
John Brouillard Named non-Executive Chairman of the Board

ROANOKE, VA,  NOVEMBER 29, 2007- Advance Auto Parts, Inc., (NYSE: AAP), the second-largest retailer of automotive aftermarket parts, accessories, batteries and maintenance items in the United States, today announced that Darren R. Jackson, 43, has been appointed President and Chief Executive Officer effective January 7, 2008.  Mr. Jackson, who has been a member of the Advance Auto Parts Board of Directors since 2004, and will remain on the Board, will replace interim President and Chief Executive Officer, John Brouillard.  Mr. Brouillard, who also joined the Advance Auto Parts Board in 2004, will assume the position of non-executive Chairman.

Mr. Jackson joins Advance Auto Parts from Best Buy Co., Inc. where he is currently Executive Vice President of Customer Operating Groups.  In this role, Mr. Jackson leads Best Buy’s entertainment, PC mobility and home solutions operating groups and also has oversight for enterprise merchandising.  In addition, he oversees Best Buy Financial Services, Best Buy for Business, Magnolia Audio Video and Pacific Sales.  Mr. Jackson joined Best Buy in 2000.  He was named executive vice president, finance and chief financial officer in 2001 and began transitioning into his current position earlier in 2007.

“Since May, our Board of Directors has undertaken an exhaustive search for an executive with a proven track record who can lead this company to its fullest potential,” said Mr. Brouillard.  “While over the past several months we interviewed and considered several outstanding candidates, the Board asked Darren to consider becoming our President and CEO for a variety of reasons.  Since joining our Board in 2004, Darren has been instrumental in facilitating the strategic redirection of the Company.  In addition, he has built an exceptionally strong track record of leadership in the retailing industry and has the unique advantage of knowing our Company based on his Board of Directors service.  Darren also provided the Board with a comprehensive overview of how Advance Auto Parts could best capitalize on growth opportunities while enhancing value for all of our stakeholders.   We are delighted that he has agreed to become our President and Chief Executive Officer and I look forward to working with him as we pursue our mutual goal of becoming the leader in our industry.”

“Advance Auto Parts has a great team of 45,000 members, a strong franchise, and an industry leading store format with a long runway for expansion,” said Mr. Jackson.  “Our opportunity is to set the standard of

DARREN R. JACKSON APPOINTED PRESIDENT & CEO OF ADVANCE AUTO PARTS
November 29, 2007

excellence for the customer experience in the Commercial and Do-It-Yourself businesses.   Our goal is to become the industry leader through a relentless focus on the customer.  We expect to achieve our goal by expanding and innovating around customer needs, being a strong customer advocate and maximizing the talents of our team members.  I’m honored to have this opportunity, eagerly await the ride ahead and look forward to working with the Advance Auto Parts team as well as the Board.”

Prior to Best Buy, Mr. Jackson began his retail career with Carson Pirie Scott in Milwaukee in 1989 and moved to Seattle-based Nordstrom Stores in 1998.  Mr. Jackson holds a bachelor’s degree in accounting from Marquette University.  He also serves as vice chairman of the board of trustees of the University and is on the board of the Cristo Rey Network.

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About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of October 6, 2007, the Company operated 3,228 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Safe Harbor Statement

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, comparable-store sales, gross margin and SG&A rates, and earnings per share for fourth quarter 2007 and fiscal year 2007. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 30, 2006, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.